Exhibit 1
[ECI LOGO]

          ECI TELECOM ANNOUNCES 32% GROWTH IN REVENUES AND $5 MILLION
                    OPERATING PROFIT IN SECOND QUARTER 2004

--------------------------------------------------------------------------------

PETACH TIKVA, ISRAEL, August 12, 2004, ECI Telecom Ltd. (NASDAQ: ECIL) today announced that it has earned a $5 million operating profit in the second quarter of 2004, following more than three and a half years of losses.

Revenues for the second quarter, reached $121 million, a 32% increase from the second quarter of 2003 and 13% increase from the first quarter of 2004.

Operating income reached $5.0 million, compared with an Operating loss of $20.6 million in the second quarter of 2003 and an Operating loss of $4.1 million in the first quarter of this year.

During the second quarter, ECI incurred charges of $2.7 million, appearing under "Other Expenses", which consist primarily of an impairment charge relating to its remaining 16% holding in ECtel (NASDAQ: ECTX). As a result, Profit from Continuing Operations was reduced to $2.1 million. The company incurred an additional $5.6 million loss relating to the distribution of ECtel shares to ECI shareholders on May 10, 2004, which appears under "Discontinued Operations".

Consequently, the consolidated net loss on a GAAP basis for the quarter was $3.5 million, or ($0.03) per share, compared with a net loss of $35 million or ($0.32) per share in the second quarter of 2003 and a net loss of $1.2 million or ($0.01) per share in the first quarter of 2004. Excluding the charges related to ECtel, ECI earned Net Income of $4.8 million, or $0.04 per share, during the quarter. (The attached tables 3, 4 and 5 provide a full reconciliation of the GAAP results and the non-GAAP results, which exclude only the impact of ECtel.)

During the quarter, ECI continued to generate positive cash flow, and its net cash reserves increased by $5 million from March 31, 2004 to reach $177 million.

THE BROADBAND ACCESS DIVISION recorded revenues of $51 million in the quarter, a 14% increase from a year ago and a 7% rise from last quarter. Operating income for the Division reached $5.3 million, compared to $3.3 million in the first quarter of 2004 and $4.2 million in the second quarter of 2003. During the quarter, the Company announced that it had been selected as the sole supplier to BT for its FTTP (Fiber To The Premises) trial, scheduled to commence in October 2004, as part of its flagship 21st Century Network initiative.

In June ECI announced its first significant order for broadband access equipment to come out of its strategic partnership, to a customer in Europe, several months after the initiation of this strategic relationship.

Revenues for the OPTICAL NETWORKS DIVISION increased 54% from a year ago and reached $61 million for the quarter, compared to $40 million in the second quarter of 2003 and $52 million in the first quarter. For the first time in almost four years, the Division reported an operating profit of $1.1 million, following losses of $15.5 million during the second quarter of 2003 and $3.0 million in the previous quarter. The Division is experiencing strong demand from emerging markets, particularly in India, Russia, the Ukraine and the Philippines. During the quarter, ECI announced a new $16 million order for its XDM products from Ukratel, which followed the supply of a $7 million order late in 2003.

COMMENTING, DORON INBAR, PRESIDENT AND CEO SAID, "I am proud of the outstanding efforts of our employees over the past few years, which enabled us to return to profitability. With the continuing strong demand across our business, we anticipate continued growth and profitability throughout the current year.

"Our Broadband Access Division's sales continue to increase and this Division recorded its tenth consecutive quarter of profitability. This profitability is primarily due to the strong demand for our broadband products, which we believe is a direct result of the technological edge our products enjoy in the market. Winning the FTTP trial at BT is further evidence of ECI's continued technological leadership in a new Broadband market that is expected to grow significantly in the next few years.

"The strong growth in our Optical Networks Division is primarily a result of sales of the XDM family of products, now recognized globally as one of the leading building blocks of metro networks. It is also being used extensively in cellular backhaul applications, both in Europe and in emerging markets, with orders from cellular operators approaching 50% of the Division's sales. The Division's return to profitability this quarter represents a significant milestone and with its strong backlog, we expect it to continue profitable growth throughout the current year.

"In July we announced the appointment of Rafi Maor to the newly created position of Chief Operating Officer. Rafi joins ECI after nine years at Indigo N.V., where he served as President and Chief Operating Officer (COO) of the company. Following the acquisition of Indigo by Hewlett Packard in 2002, he served as General Manager of the HP/Indigo Division and Vice President at HP Corporate with worldwide responsibility for the product line. His addition as ECI's COO strengthens our management team significantly. Rafi's experience in global organizations will be a major asset for us and will allow me to concentrate my efforts on the strategic issues involved in growing ECI to the next level."

GUIDANCE

ECI expects continued sequential growth in both revenues and profits throughout the year.

VERAZ NETWORKS (VoIP)

Sales to Veraz Networks totaled $8.3 million in the second quarter of 2004 compared to $7.0 million in the first quarter of 2004. ECI manufactures and sells products to Veraz for resale to their customer base, and holds 43% of privately held Veraz Networks. During the quarter, Internet Gold, an ISP that is beginning to operate as a competitive international carrier in Israel, selected Veraz Networks to supply its international switching system. Veraz's carrier-class NGN solution will enable Internet Gold to interconnect its new service to Israeli and global carriers and deploy services. Together with Internet Gold, Veraz received technical approval to interconnect with Bezeq, Israel's incumbent carrier.

Additionally, MobilTel, Bulgaria's largest GSM cellular operator deployed Veraz's high-compression I-Gate 4000 media gateways in its cellular network to carry domestic and international traffic. The Veraz proposition offers MobilTel a unique migration option that protects existing investment and delivers a future proof softswitch-based next-generation solution.

ECtel

As a result of the distribution of ECtel' shares on May 10, 2004, ECtel's balance sheet is no longer consolidated with that of ECI. Consequently, $62 million in cash appearing on ECI's March 31, 2004 Balance Sheet, which belongs to ECtel, no longer appears on ECI's June 30 Balance Sheet.

RESULTS FOR THE FIRST HALF

For the first six months of 2004, revenues reached $229 million, a 17% increase from $195 million in the first half of 2003. Operating income for the half was $1.0 million compared to an operating loss of $22.3 million for the first half of 2003. The total net loss, on a GAAP basis, was $4.8 million, or $0.04 per share, compared to a net loss of $42.8 million, or $0.40 per share, for the first half of last year.

A conference call to discuss ECI Telecom's results will take place today, Thursday, August 12 at 8:30am EST (3:30pm Israel).

To access the conference call, please dial one of the following numbers:
US: (800) 450-0785, International: +1 612-332-0820, Israel: 1800-9370052.

A replay option will be available after the conference call, from 12:00 pm EST on August 12, 2004, through August 19, 2004, at 11:59pm EST.

Replay numbers:
US: (800)-475-6701, Int. +1 320-365-3844. Access code for both: 740770.

A webcast of the conference call can be accessed on the ECI Telecom website at www.ecitele.com.


ABOUT ECI TELECOM

ECI Telecom provides advanced telecommunications solutions to leading carriers and service providers worldwide. By translating a deep understanding of its customers' needs into innovative, technologically excellent solutions, ECI enables its customers to increase the value of their networks and reduce operating expenses. ECI's platforms enable carriers and service providers to easily introduce new revenue-generating services. ECI has pioneered key technologies including voice compression, SDH, DSL, and has enabled the establishment of global networks. ECI specializes in metro optical networks, broadband access, bandwidth management and carrier-class VoIP solutions.

Certain statements contained in this release may contain forward-looking information with respect to plans, projections, or future performance (including guidance on future financial performance) of the Company. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, actual revenues earned from announced contracts, the possibility of future net losses, rapid technological change in our markets, competitive factors, price erosion in the market for certain of our products, dependence on large customers, fluctuations in our quarterly and annual results, potential inability to raise additional funds, if needed, on favorable terms, risks associated with international sales, risks relating to our intellectual property, substantial outstanding line of credit and related loan to one of our customers and its affiliate, unexpected tax demands, currency fluctuations, potentially disruptive acquisitions, dependence on limited suppliers and subcontractors, as well as risks related to operations in Israel, and other risks detailed in the Company's annual report on Form 20-F for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

Contact: Investor Relations, ECI Telecom:

Jay Kalish, VP IR  +(972)-3-926-6255 email: jay.kalish@ecitele.com

Kim Kelly, Corporate Communications +(972)-3-926-6092, email:
kim.kelly@ecitele.com

                                    TABLE - 1

                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
               GAAP REPORTED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In millions of U.S. dollars, except per share figures)

                                                                                                      Three Months
                                                          Three Months Ended    Six Months Ended          ended
                                                                June 30,             June 30,           March 31,
                                                          -----------------     -----------------     ------------
                                                           2004      2003(*)     2004      2003(*)       2004(*)
                                                          ------     ------     ------     ------        ------
Revenues                                                   121.0       91.5      228.6      195.0         107.5
Cost of revenues                                            71.7       57.5      138.7      120.2          67.0
                                                          ------     ------     ------     ------        ------
Gross profit                                                49.4       34.1       89.9       74.8          40.5
Research and development costs, net                         16.0       14.8       32.1       30.9          16.1
Selling and marketing expenses                              19.5       18.5       37.4       36.0          17.9
General and administrative expenses                          8.8       15.8       16.8       23.8           8.0
Amortization of intangible assets                             --        0.4         --        1.2            --
Impairment of assets                                          --        0.7         --        0.7            --
Restructuring expenses                                        --        4.4        2.6        4.4           2.6
                                                          ------     ------     ------     ------        ------
Operating income (loss)                                      5.0      (20.6)       1.0      (22.3)         (4.1)
Financial income (expenses), net                             0.9       (1.0)       0.8       (1.5)         (0.1)
Other income (expenses), net                                (2.3)      (4.8)      (0.3)      (5.0)          2.0
                                                          ------     ------     ------     ------        ------
Income (loss) from continuing operations
 before taxes on income                                      3.6      (26.3)       1.5      (28.7)         (2.2)
Taxes on income                                             (0.6)      (0.4)      (0.9)      (1.0)         (0.3)
                                                          ------     ------     ------     ------        ------
Income (loss) from continuing operations
 after taxes on income                                       3.0      (26.7)       0.6      (29.7)         (2.4)
Company's equity in results of
 investee companies - net                                   (0.9)      (0.3)      (1.4)      (1.3)         (0.5)
Minority interest in results of
 subsidiaries - net                                          0.0        0.5       (0.0)       1.1          (0.0)
                                                          ------     ------     ------     ------        ------
Income (loss) from continuing operations                     2.1      (26.5)      (0.9)     (30.0)         (2.9)
Income (loss) from discontinued operations, net of tax      (5.6)      (8.5)      (3.9)     (12.8)          1.7
                                                          ------     ------     ------     ------        ------
Net loss                                                    (3.5)     (35.0)      (4.8)     (42.8)         (1.2)
                                                          ======     ======     ======     ======        ======

BASIC EARNINGS (LOSS) PER SHARE
Continuing operations                                       0.02      (0.25)     (0.01)     (0.28)        (0.03)
Discontinued operations                                    (0.05)     (0.08)     (0.04)     (0.12)         0.02
                                                          ------     ------     ------     ------        ------
                                                           (0.03)     (0.32)     (0.04)     (0.40)        (0.01)
                                                          ======     ======     ======     ======        ======
Weighted average number of shares
 outstanding used to compute basic
 earnings (loss) per share - in millions                   108.3      107.8      108.2      107.7         108.1
                                                          ======     ======     ======     ======        ======
DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations                                       0.02      (0.25)     (0.01)     (0.28)        (0.03)
Discontinuing operations                                   (0.05)     (0.08)     (0.04)     (0.12)         0.02
                                                          ------     ------     ------     ------        ------
                                                           (0.03)     (0.32)     (0.04)     (0.40)        (0.01)
                                                          ======     ======     ======     ======        ======
Weighted average number of shares
 outstanding used to compute diluted
 earnings (loss) per share - in millions                   115.0      107.8      108.2      107.7         108.1
                                                          ======     ======     ======     ======        ======

(*) Reclassified as a result of discontinued operations

                                    TABLE - 2

                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                    GAAP REPORTED CONSOLIDATED BALANCE SHEETS
                          (In millions of U.S. dollars)

                                                   June 30,   March 31, December 31,
                                                     2004       2004       2003
                                                   -------    --------  ------------
ASSETS

Current Assets
Cash and cash equivalents                            57.9      145.4      145.4
Short-term investments                               20.7       24.5       44.9
Trade Receivables                                   126.5      148.1      166.7
Other receivables and prepaid expenses               19.4       29.2       22.8
Work in progress                                      4.6        3.8       10.5
Inventories                                         162.6      145.8      123.0
Assets - discontinued operations                       --         --        2.3
                                                    -----      -----      -----
Total current assets                                391.7      496.8      515.7
                                                    -----      -----      -----

Long-term receivables and related deposits, net     102.0      102.8      106.6
                                                    -----      -----      -----
Long-term deposits and marketable securities        135.5      107.7       65.8
                                                    -----      -----      -----
Investments                                          28.1       28.3       28.9
                                                    -----      -----      -----
Property, plant and equipment, net                  120.6      123.3      123.3
                                                    -----      -----      -----
Software development costs, net                      16.0       16.1       16.3
                                                    -----      -----      -----
Other assets                                         10.0       20.9       21.0
                                                    -----      -----      -----

TOTAL ASSETS                                        803.8      896.0      877.6
                                                    =====      =====      =====
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term bank loans and current maturities         22.6       30.0       30.0
Trade payables                                       73.3       67.3       56.7
Other payables and accrued liabilities              112.0      130.6      118.0
Liabilities - discontinued operations                  --         --        0.7
                                                    -----      -----      -----
Total current liabilities                           208.0      227.9      205.4
                                                    -----      -----      -----
Long-term liabilities
Bank loans                                           15.0       22.5       30.0
Other liabilities                                     6.0        6.0        6.0
Liability for employee severance benefits, net       24.2       24.5       26.6
                                                    -----      -----      -----
Total long-term liabilities                          45.2       53.1       62.6
                                                    -----      -----      -----

Total liabilities                                   253.2      280.9      268.1
                                                    -----      -----      -----

Minority Interest                                     3.8       41.7       40.0
                                                    -----      -----      -----
Shareholders' equity
Share capital                                         6.2        6.2        6.2
Capital surplus                                     640.2      664.7      662.9
Accumulated other comprehensive loss                 (0.7)      (2.1)      (5.4)
Accumulated deficit                                 (98.9)     (95.4)     (94.2)
                                                    -----      -----      -----
Total shareholders' equity                          546.8      573.4      569.5
                                                    -----      -----      -----

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          803.8      896.0      877.6
                                                    =====      =====      =====

                                    TABLE - 3

                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

       This schedule is to assist the reader in reconciling from the GAAP reported results to Proforma results excluding Ectel related results
             (In millions of U.S. dollars, except per share figures)

                                                                        Three months ended June, 30
                                                 ---------------------------------------------------------------------------
                                                                 2004                                   2003
                                                 ------------------------------------   ------------------------------------
                                                                ECtel                                  ECtel
                                                    GAAP       Related                    GAAP        Related
                                                  Reported     Results      Proforma    Reported(*)   Results      Proforma
                                                 ----------   ----------   ----------   ---------     --------   -----------
Revenues                                             121.0                     121.0        91.5                       91.5
Cost of revenues                                      71.7                      71.7        57.5                       57.5
                                                 ----------   ----------   ----------   ---------     --------   -----------
Gross profit                                          49.4            -         49.4        34.1            -          34.1
Research and development costs, net                   16.0                      16.0        14.8                       14.8
Selling and marketing expenses                        19.5                      19.5        18.5                       18.5
General and administrative expenses                    8.8                       8.8        15.8                       15.8
Amortization of intangible assets                        -                         -         0.4                        0.4
Impairment of assets                                     -                         -         0.7                        0.7
Restructuring expenses                                   -                         -         4.4                        4.4
                                                 ----------   ----------   ----------   ---------     --------   -----------
Operating income (loss)                                5.0            -          5.0       (20.6)           -         (20.6)
Financial income (expenses),net                        0.9                       0.9        (1.0)                      (1.0)
Other income (expenses), net                          (2.3)        (2.7)         0.4        (4.8)                      (4.8)
                                                 ----------   ----------   ----------   ---------     --------   -----------
Income (loss) from continuing operations
 before taxes on income                                3.6         (2.7)         6.3       (26.3)           -         (26.3)
Taxes on income                                       (0.6)                     (0.6)       (0.4)                      (0.4)
                                                 ----------   ----------   ----------   ---------     --------   -----------
Income (loss) from continuing operations
 after taxes on income                                 3.0         (2.7)         5.7       (26.7)           -         (26.7)
Company's equity in results of
 investee companies - net                             (0.9)                     (0.9)       (0.3)                      (0.3)
Minority interest in results of
 subsidiaries - net                                    0.0                       0.0         0.5                        0.5
                                                 ----------   ----------   ----------   ---------     --------   -----------
Income (loss) from continuing operations               2.1         (2.7)         4.8       (26.5)           -         (26.5)
Loss on discontinued operations, net of tax           (5.6)        (5.6)           -        (8.5)        (8.1)         (0.4)
                                                 ----------   ----------   ----------   ---------     --------   -----------
Net income (loss)                                     (3.5)        (8.3)         4.8       (35.0)        (8.1)        (26.9)
                                                 ==========   ==========   ==========   =========     ========   ===========
BASIC EARNINGS (LOSS) PER SHARE
Continuing operations                                 0.02        (0.02)        0.04       (0.25)           -         (0.25)
Discontinued operations                              (0.05)       (0.05)           -       (0.08)       (0.08)        (0.00)
                                                 ----------   ----------   ----------   ---------     --------   -----------
                                                     (0.03)       (0.08)        0.04       (0.32)       (0.08)        (0.25)
                                                 ==========   ==========   ==========   =========     ========   ===========
Weighted average number of shares
 outstanding used to compute basic
 earnings (loss) per share - in millions             108.3        108.3        108.3       107.8        107.8         107.8
                                                 ==========   ==========   ==========   =========     ========   ===========
DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations                                 0.02        (0.02)        0.04       (0.25)           -         (0.25)
Discontinuing operations                             (0.05)       (0.05)           -       (0.08)       (0.08)        (0.00)
                                                 ----------   ----------   ----------   ---------     --------   -----------
                                                     (0.03)       (0.07)        0.04       (0.32)       (0.08)        (0.25)
                                                 ==========   ==========   ==========   =========     ========   ===========
Weighted average number of shares
 outstanding used to compute diluted
 earnings (loss) per share - in millions             115.0        115.0        115.0       107.8        107.8         107.8
                                                 ==========   ==========   ==========   =========     ========   ===========

(*) Reclassified as a result of discontinued operations

                                    TABLE - 4

                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

       This schedule is to assist the reader in reconciling from the GAAP reported results to Proforma results excluding Ectel related results
             (In millions of U.S. dollars, except per share figures)

                                                                          Six months ended June, 30
                                                 ---------------------------------------------------------------------------
                                                                 2004                                   2003
                                                 ------------------------------------   ------------------------------------
                                                                ECtel                                  ECtel
                                                    GAAP       Related                    GAAP        Related
                                                  Reported     Results      Proforma    Reported(*)   Results      Proforma
                                                 ----------   ----------   ----------   ---------     --------   -----------
Revenues                                             228.6                     228.6       195.0                      195.0
Cost of revenues                                     138.7                     138.7       120.2                      120.2
                                                 ----------   ----------   ----------   ---------     --------   -----------
Gross profit                                          89.9            -         89.9        74.8            -          74.8
Research and development costs, net                   32.1                      32.1        30.9                       30.9
Selling and marketing expenses                        37.4                      37.4        36.0                       36.0
General and administrative expenses                   16.8                      16.8        23.8                       23.8
Amortization of intangible assets                        -                         -         1.2                        1.2
Impairment of assets                                     -                         -         0.7                        0.7
Restructuring expenses                                 2.6                       2.6         4.4                        4.4
                                                 ----------   ----------   ----------   ---------     --------   -----------
Operating income (loss)                                1.0            -          1.0       (22.3)           -         (22.3)
Financial income (expenses),net                        0.8                       0.8        (1.5)                      (1.5)
Other income (expenses), net                          (0.3)        (2.7)         2.4        (5.0)                      (5.0)
                                                 ----------   ----------   ----------   ---------     --------   -----------
Income (loss) from continuing operations
 before taxes on income                                1.5         (2.7)         4.1       (28.7)           -         (28.7)
Taxes on income                                       (0.9)                     (0.9)       (1.0)                      (1.0)
                                                 ----------   ----------   ----------   ---------     --------   -----------
Income (loss) from continuing operations
 after taxes on income                                 0.6         (2.7)         3.3       (29.7)           -         (29.7)
Company's equity in results of
 investee companies - net                             (1.4)                     (1.4)       (1.3)                      (1.3)
Minority interest in results of
 subsidiaries - net                                   (0.0)                     (0.0)        1.1                        1.1
                                                 ----------   ----------   ----------   ---------     --------   -----------
Income (loss) from continuing operations              (0.9)        (2.7)         1.8       (30.0)           -         (30.0)
Loss on discontinued operations, net of tax           (3.9)        (3.9)           -       (12.8)       (10.3)         (2.5)
                                                 ----------   ----------   ----------   ---------     --------   -----------
Net income (loss)                                     (4.8)        (6.6)         1.8       (42.8)       (10.3)        (32.5)
                                                 ==========   ==========   ==========   =========     ========   ===========
BASIC EARNINGS (LOSS) PER SHARE
Continuing operations                                (0.01)       (0.02)        0.02       (0.28)           -         (0.28)
Discontinued operations                              (0.04)       (0.04)           -       (0.12)       (0.10)        (0.02)
                                                 ----------   ----------   ----------   ---------     --------   -----------
                                                     (0.04)       (0.06)        0.02       (0.40)       (0.10)        (0.30)
                                                 ==========   ==========   ==========   =========     ========   ===========
Weighted average number of shares
 outstanding used to compute basic
 earnings (loss) per share - in millions             108.2        108.2        108.2       107.7        107.7         107.7
                                                 ==========   ==========   ==========   =========     ========   ===========
DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations                                (0.01)       (0.02)        0.02       (0.28)           -         (0.28)
Discontinuing operations                             (0.04)       (0.04)           -       (0.12)       (0.10)        (0.02)
                                                 ----------   ----------   ----------   ---------     --------   -----------
                                                     (0.04)       (0.06)        0.02       (0.40)       (0.10)        (0.30)
                                                 ==========   ==========   ==========   =========     ========   ===========
Weighted average number of shares
 outstanding used to compute diluted
 earnings (loss) per share - in millions             108.2        108.2        108.2       107.7        107.7         107.7
                                                 ==========   ==========   ==========   =========     ========   ===========

(*) Reclassified as a result of discontinued operations

                                    TABLE - 5

                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

       This schedule is to assist the reader in reconciling from the GAAP reported results to Proforma results excluding Ectel related results
             (In millions of U.S. dollars, except per share figures)

                                                       Three Months Ended March 31, 2004
                                                 -------------------------------------------
                                                                    ECtel
                                                    GAAP           Related
                                                  Reported(*)      Results        Proforma
                                                 ------------    -----------    ------------
Revenues                                               107.5                          107.5
Cost of revenues                                        67.0                           67.0
                                                 ------------    -----------    ------------
Gross profit                                            40.5              -            40.5
Research and development costs, net                     16.1                           16.1
Selling and marketing expenses                          17.9                           17.9
General and administrative expenses                      8.0                            8.0
Restructuring expenses                                   2.6                            2.6
                                                 ------------    -----------    ------------
Operating loss                                          (4.1)             -            (4.1)
Financial expenses ,net                                 (0.1)                          (0.1)
Other income, net                                        2.0                            2.0
                                                 ------------    -----------    ------------
Loss from continuing operations
 before taxes on income                                 (2.2)             -            (2.2)
Taxes on income                                         (0.3)                          (0.3)
                                                 ------------    -----------    ------------
Loss from continuing operations
 after taxes on income                                  (2.4)             -            (2.4)
Company's equity in results of
 investee companies - net                               (0.5)                          (0.5)
Minority interest in results of
 subsidiaries - net                                     (0.0)                          (0.0)
                                                 ------------    -----------    ------------
Loss from continuing operations                         (2.9)             -            (2.9)
Gain on discontinued operations, net of tax              1.7            1.7               -
                                                 ------------    -----------    ------------
Net income (loss)                                       (1.2)           1.7            (2.9)
                                                 ============    ===========    ============
BASIC EARNINGS (LOSS) PER SHARE
Continuing operations                                  (0.03)             -           (0.03)
Discontinued operations                                 0.02           0.02               -
                                                 ------------    -----------    ------------
                                                       (0.01)          0.02           (0.03)
                                                 ============    ===========    ============
Weighted average number of shares
 outstanding used to compute basic
income (loss) per share - in millions                  108.1          108.1           108.1
                                                 ============    ===========    ============
DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations                                  (0.03)             -           (0.03)
Discontinuing operations                                0.02           0.02               -
                                                 ------------    -----------    ------------
                                                       (0.01)          0.02           (0.03)
                                                 ============    ===========    ============
Weighted average number of shares
 outstanding used to compute diluted
income (loss) per share - in millions                  108.1          108.1           108.1
                                                 ============    ===========    ============

(*) Reclassified as a result of discontinued operations